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                                                                   EXHIBIT 11
                           HASBRO, INC. AND SUBSIDIARIES

                         Computation of Earnings Per Share

              (Thousands of Dollars and Shares Except Per Share Data)


                                       2005                     2004                     2003
                              ----------------------    ---------------------    ---------------------
                                Basic       Diluted       Basic      Diluted       Basic      Diluted
                              ---------    ---------    ---------   ---------    ---------   ---------
Net earnings before
 cumulative effect of
 accounting change            $ 212,075      212,075      195,977     195,977      175,015     175,015

Effect of dilutive
 securities:
   Change in fair value
    of liabilities
    potentially settleable
    in common stock                  --       (2,080)          --     (12,710)          --          --
   Interest expense on
    contingent convertible
    debentures due 2021              --        4,263           --       4,263           --       4,263
                              ---------    ---------    ---------   ---------    ---------   ---------
Adjusted net earnings         $ 212,075      214,258      195,977     187,530      175,015     179,278
                              =========    =========    =========   =========    =========   =========

Weighted average number
 of shares outstanding:
  Outstanding at
   beginning of year            177,315      177,315      175,479     175,479      172,805     172,805
  Exercise of stock
   options and warrants:
    Actual exercise
      of options                  1,713        1,713        1,061       1,061          943         943
    Treasury share
      repurchase                   (725)        (725)          --          --           --          --
    Assumed exercise of
      options and warrants           --        2,220           --       2,305           --       4,736
    Liabilities potentially
      settleable in
      common stock                   --        5,339           --       5,629           --          --
    Contingent convertible
      debentures due 2021            --       11,574           --      11,574           --      11,574
                              ---------    ---------    ---------   ---------    ---------   ---------
      Total                     178,303      197,436      176,540     196,048      173,748     190,058
                              =========    =========    =========   =========    =========   =========

Per common share:
Net earnings before
 cumulative effect of
 accounting change            $    1.19         1.09         1.11         .96         1.01         .94
                              =========    =========    =========   =========    =========   =========

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